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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED APRIL 30, 1997. PROVIDES FORWARD-LOOKING DATA FOR FISCAL 1998. $.035 DIVIDEND DECLARED.

TOWN & COUNTRY, MISSOURI, August 18, 1997 . . . . . Huntco Inc. (NYSE:"HCO"),
a Town & Country based intermediate steel processor, today announced results of operations for its first quarter of fiscal 1998, which quarter ended July 31, 1997. Net sales for the quarter were $90.5 million, an increase of 15.4% in comparison to the prior year's first quarter net sales of $78.4 million. Net income available for common shareholders for the quarter was $1.8 million, or $.20 per share, which compares to net income available for common shareholders of $2.6 million, or $.29 per share in the prior year's first quarter.

The Company declared a dividend of $.035 per common share for common shareholders of record on August 29, 1997 and payable on September 15, 1997.

The Company attributes the increase in net sales to higher levels of tons processed, primarily at its new facilities in Kentucky, which opened in July, 1996, and South Carolina, which opened in January, 1997, and at its cold rolling operation at its Blytheville facility. The Company processed and shipped a record 266,595 tons of steel in the quarter ended July 31, 1997, an increase of 15.3% in comparison to the quarter ended July 31, 1996. Approximately 24.0% of the tons processed in the first quarter of fiscal 1998 represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 23.3% in the prior year first quarter. The Company sold 56,650 tons of cold rolled products during the quarter ended July 31, 1997 which compares to 40,241 tons in the prior year first quarter. Average per ton selling values were generally the same in the quarter ended July 31, 1997 when compared to average per ton selling values for the quarter ended July 31, 1996.

Gross profit expressed as a percentage of net sales was 10.0% for the quarter ended July 31, 1997, which compares to 11.5% for the quarter ended July 31, 1996 and 9.0% for the quarter ended April 30, 1997.

The Company expects that its net sales for fiscal 1998 will increase by approximately 20% over fiscal 1997 net sales and believes that second quarter net sales will reflect an increase over prior year second quarter net sales near the expected annual percentage rate of increase. The Company anticipates that its gross profit margins in the second quarter of fiscal 1998 could decline somewhat due to cold rolled steel price competition, likely ranging from 9.0% to 10.0% of net sales.

Construction of the second coil pickling line at the Company's Blytheville facility remains on schedule with completion expected around the end of the second quarter of fiscal 1998 and with start-up occurring in the third quarter.



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This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for fiscal 1998 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Annual Report and in Form 10-K, both for the year ended April 30, 1997.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.


                                 *  *  *  *  *


for further information contact:
  Robert J. Marischen - Vice Chairman (314) 878-0155
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                                 HUNTCO INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (unaudited, in thousands, except per share amounts)


                                                      Three Months
                                                    Ended July 31,
                                                   1997         1996
                                                 -------      -------
Net sales                                        $90,514      $78,430

Cost of sales                                     81,444       69,437
                                                 -------      -------
Gross profit                                       9,070        8,993

Selling, general and administrative expenses       4,311        3,631
                                                 -------      -------
Income from operations                             4,759        5,362

Interest, net                                     (1,855)      (1,201)
                                                 -------      -------
Income before income taxes                         2,904        4,161

Provision for income taxes                         1,083        1,591
                                                 -------      -------
Net income                                         1,821        2,570

Preferred dividends                                   50          -
                                                 -------      -------
Net income available for common shareholders     $ 1,771      $ 2,570
                                                 =======      =======


Earnings per common share                         $ .20        $ .29
                                                  =====        =====

Weighted average common shares outstanding        8,942        8,953
                                                  =====        =====

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                                  HUNTCO INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                       July 31,     April 30,
                                                         1997         1997
                                                      ----------   ----------
                                                      (unaudited)  (audited)
ASSETS
Current assets:
 Cash                                                  $  1,339     $  1,124
 Accounts receivable, net                                42,718       46,452
 Inventories                                             99,189      105,569
 Other current assets                                     2,350        3,983
                                                       --------     --------
                                                        145,596      157,128

Property, plant and equipment, net                      142,383      141,436
Other assets                                              9,185        8,754
                                                       --------     --------
                                                       $297,164     $307,318
                                                       ========     ========


LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                      $ 50,676     $ 72,569
 Accrued expenses                                         4,047        4,868
 Current maturities of long-term debt                       200          189
                                                       --------     --------
                                                         54,923       77,626
                                                       --------     --------

Long-term debt                                          111,818      100,877
Deferred income taxes                                     7,904        7,754
                                                       --------     --------
                                                        119,722      108,631
                                                       --------     --------
Shareholders' equity:
 Series A Preferred stock (issued and
   outstanding, 225; stated at liquidation value)         4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                   53           53
   Class B (issued and outstanding, 3,650)                   37           37
 Additional paid-in-capital                              86,530       86,530
 Retained earnings                                       31,399       29,941
                                                       --------     --------
                                                        122,519      121,061
                                                       --------     --------
                                                       $297,164     $307,318
                                                       ========     ========
